Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 7, 2019/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income of $2.1 million, or $0.08 per diluted share, for the first quarter of fiscal year 2020, which ended on June 30, 2019. Those results were down $11.1 million compared with net income of $13.2 million, or $0.52 per diluted share, for the first quarter of fiscal year 2019. Included in the results for both periods were certain non-recurring income tax items, detailed in Other Items below, which reduced diluted earnings per share by $0.11 and increased diluted earnings per share by $0.27 for the three months ended June 30, 2019 and June 30, 2018, respectively. Excluding those non-recurring items, net income and diluted earnings per share declined by $1.4 million and $0.06, respectively, for the quarter ended June 30, 2019, compared to the quarter ended June 30, 2018. Operating income of $7.5 million for the quarter ended June 30, 2019, decreased by $0.9 million, compared to operating income of $8.4 million for the quarter ended June 30, 2018. Similarly, segment operating income was $7.6 million for the first quarter of fiscal year 2020, down $1.4 million compared to the same period last fiscal year, mainly as a result of earnings declines in the North America and Other Regions segments, partially offset by earnings improvements in the Other Tobacco Operations segment. Revenues of $296.9 million for the quarter ended June 30, 2019, decreased by $82.8 million, or 22%, on lower total sales volumes primarily due to reduced carryover crop sales.

Mr. Freeman stated, “We are starting off fiscal year 2020 with sales results in line with our expectations. Our first fiscal quarter is a seasonally slow quarter for us, and our volumes for the quarter are lower than the prior year, as fiscal year 2019 benefited from large carryover crop volumes, particularly in North America and Africa. However, our overall volumes are similar to those in prior first fiscal quarters when we were not impacted by large carryover shipments. In addition, our results benefited from lower selling, general, and administrative expenses, primarily from more favorable currency variances this fiscal year.

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Universal Corporation

“Crop purchases are almost complete in Brazil and well underway in Africa. Flue-cured crop sizes are larger in several key origins this year, and we believe that the supply of flue-cured tobacco exceeds demand. As a result, we are seeing slower movement in flue-cured markets, soft demand, and pressure on margins. However, it is still very early, and some markets have not opened yet. In contrast to the flue-cured crops, burley crop sizes are coming in lower than expected, and we believe that burley supply is in line with demand.

“We are also seeing softer demand for U.S. tobacco. Currently, U.S. tobacco prices are not competitive in the global marketplace. Additionally, there is pressure on export volumes from the suspension of purchases by China due to the current trade discussions, as well as consistent declining domestic consumption in the United States.

“Although we are cautiously watching some market developments, we believe that we are off to a good start this year. We are forecasting modest increases in our capital expenditures as we continue to work on additional supply chain and service opportunities in our leaf tobacco business. We are also making steady progress on building out our investment pipeline. In fiscal year 2020, we look forward to continuing to provide products that are responsibly-sourced and processed with transparency, while maintaining our position as the leading global leaf tobacco supplier and delivering sustainable shareholder value.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment operating loss of $3.8 million for the quarter ended June 30, 2019, was $1.8 million greater than the prior year’s first fiscal quarter operating loss of $2.0 million. In the first quarter of fiscal year 2020, benefits from higher carryover crop sales in Brazil and increased trading volumes in Asia were offset by lower results from Africa on lower carryover crop sales and distributions from unconsolidated subsidiaries. Selling, general and administrative costs for the segment were lower in the quarter ended June 30, 2019, largely from favorable foreign currency comparisons, lower customer claim costs, and lower legal and professional expenses, compared to the same period in the prior fiscal year. Revenues for the Other Regions segment of $202.1 million for the quarter ended June 30, 2019, were down $5.9 million compared to the same period last year, as increases in sales revenues were offset by lower processing revenues, primarily in Europe, and reduced dividend income from unconsolidated affiliates.

NORTH AMERICA:
Operating income for the North America segment for the quarter ended June 30, 2019, was $0.9 million, down $8.1 million from the comparable prior year period, mainly on significantly lower carryover crop sales volumes. Carryover crop volumes in the United States were high in the quarter ended June 30, 2018, as reduced transportation availability had delayed some shipments into that quarter, which would otherwise have shipped earlier in calendar year 2018. In addition, current crop tobacco volumes were down in Mexico due to later shipment timing this fiscal year compared to fiscal year 2019. Selling, general, and administrative costs for the North America segment were down slightly, compared to the prior year’s first fiscal quarter. Revenues for this segment decreased by $87.9 million to $27.7 million for the quarter ended June 30, 2019, compared to the same period in the prior fiscal year, on the lower carryover crop sales volumes.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $10.5 million for the first quarter of fiscal year 2020 reflected an increase of $8.5 million, compared to operating income of $2.0 million for this

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Universal Corporation

segment in the same period last year, largely due to improved results from our dark tobacco operations on higher wrapper sales and lower costs. Despite increased sales volumes, results for the oriental joint venture were down for its seasonally weak first fiscal quarter ended June 30, 2019, compared to the prior fiscal year on lower foreign currency remeasurement gains. However, selling, general, and administrative costs for the segment were down compared with the prior year's first fiscal quarter mainly due to favorable foreign currency comparisons. Revenues for this segment in the quarter ended June 30, 2019, increased by $11.0 million to $67.2 million on the higher dark tobacco sales.

OTHER ITEMS:
Cost of goods sold in the quarter ended June 30, 2019, of $238.3 million was down by about 23% compared with the same period last year, consistent with the similar percentage decrease in revenues for the current period. Selling, general, and administrative costs for the first quarter of fiscal year 2020 decreased by $12.7 million to $51.1 million, mainly driven by positive net foreign currency remeasurement and exchange variances of about $6 million, primarily in Brazil, the Philippines, Europe, and Indonesia, lower customer claim costs, and reduced legal and professional expenses, compared with the same period in the prior year.

For the three months ended June 30, 2019, the Company’s income tax expense included a $2.8 million net tax accrual ($0.11 per diluted share) for an unresolved tax matter at a foreign subsidiary. Without the accrual for the unresolved tax matter, income taxes for the quarter ended June 30, 2019, would have been approximately $1.5 million, or a consolidated effective tax rate of approximately 29%. For the three months ended June 30, 2018, the Company reported a net tax benefit on pretax earnings due to a $6.9 million benefit ($0.27 per diluted share) from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary.  Without the dividend withholding tax reversal, income taxes for the quarter ended June 30, 2018, would have been expense of approximately $1.5 million, or a consolidated effective tax rate of approximately 27%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2019 and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 7, 2019, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 7, 2019. A taped replay of the call will be available through August 21, 2019, by dialing (855) 859-2056. The confirmation number to access the replay is 8587006.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2019	2018
	(Unaudited)
Sales and other operating revenues	$296,915	$379,719
Costs and expenses
Cost of goods sold	238,265	307,498
Selling, general and administrative expenses	51,136	63,852
Operating income	7,514	8,369
Equity in pretax earnings of unconsolidated affiliates	40	539
Other non-operating income (expense)	627	190
Interest income	1,008	512
Interest expense	4,028	3,949
Income before income taxes and other items	5,161	5,661
Income taxes	4,266	(5,399)
Net income	895	11,060
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	1,177	2,119
Net income attributable to Universal Corporation	2,072	13,179

Earnings per share:
Basic	$0.08	$0.53
Diluted	$0.08	$0.52

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$167,996	$66,008	$297,556
Accounts receivable, net	217,905	247,812	368,110
Advances to suppliers, net	80,032	70,731	106,850
Accounts receivable—unconsolidated affiliates	63,388	101,483	30,951
Inventories—at lower of cost or net realizable value:
Tobacco	898,409	947,520	629,606
Other	77,654	73,358	69,611
Prepaid income taxes	20,985	20,242	14,264
Other current assets	75,689	71,511	71,197
Total current assets	1,602,058	1,598,665	1,588,145

Property, plant and equipment
Land	22,785	23,041	22,952
Buildings	262,688	268,789	261,976
Machinery and equipment	611,209	636,425	608,191
	896,682	928,255	893,119
Less accumulated depreciation	(597,257)	(604,765)	(590,625)
	299,425	323,490	302,494
Other assets
Operating lease right-of-use assets	34,472	—	—
Goodwill and other intangibles	98,029	98,892	97,994
Investments in unconsolidated affiliates	80,985	83,327	80,482
Deferred income taxes	15,582	19,162	13,357
Other noncurrent assets	47,333	45,632	50,712
	276,401	247,013	242,545

Total assets	$2,177,884	$2,169,168	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$73,640	$73,291	$54,023
Accounts payable and accrued expenses	179,297	199,214	145,506
Accounts payable—unconsolidated affiliates	10	—	106
Customer advances and deposits	4,397	3,414	21,675
Accrued compensation	23,084	20,969	31,372
Income taxes payable	1,576	6,813	1,066
Current portion of operating lease liabilities	8,938	—	—
Current portion of long-term debt	—	—	—
Total current liabilities	290,942	303,701	253,748

Long-term debt	368,568	369,174	368,503
Pensions and other postretirement benefits	59,364	60,360	59,257
Long-term operating lease liabilities	23,098	—	—
Other long-term liabilities	52,387	45,628	43,214
Deferred income taxes	31,447	28,033	28,584
Total liabilities	825,806	806,896	753,306

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,971,489 shares issued and outstanding (24,957,418 at June 30, 2018 and 24,989,946 at March 31, 2019)	325,515	322,889	326,600
Retained earnings	1,084,987	1,072,230	1,106,178
Accumulated other comprehensive loss	(100,161)	(73,442)	(95,691)
Total Universal Corporation shareholders' equity	1,310,341	1,321,677	1,337,087
Noncontrolling interests in subsidiaries	41,737	40,595	42,791
Total shareholders' equity	1,352,078	1,362,272	1,379,878

Total liabilities and shareholders' equity	$2,177,884	$2,169,168	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2019	2018
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$895	$11,060
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	9,067	8,645
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(165)	(797)
Foreign currency remeasurement (gain) loss, net	(1,497)	(943)
Other, net	3,780	(6,928)
Changes in operating assets and liabilities, net	(128,819)	(179,366)
Net cash used by operating activities	(116,739)	(168,329)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(5,679)	(11,018)
Proceeds from sale of property, plant and equipment	226	589
Net cash used by investing activities	(5,453)	(10,429)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	19,257	28,978
Repurchase of common stock	(5,214)	(1,443)
Dividends paid on common stock	(18,742)	(13,712)
Other	(2,883)	(2,656)
Net cash provided (used) by financing activities	(7,582)	11,167

Effect of exchange rate changes on cash	214	(529)
Net decrease in cash and cash equivalents	(129,560)	(168,120)
Cash and cash equivalents at beginning of year	297,556	234,128

Cash and cash equivalents at end of period	$167,996	$66,008
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2019	2018

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$2,072	$13,179

Denominator for basic earnings per share
Weighted average shares outstanding	25,158,369	25,064,420

Basic earnings per share	$0.08	$0.53

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	2,072	13,179

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,158,369	25,064,420
Effect of dilutive securities
Employee share-based awards	125,889	220,280
Denominator for diluted earnings per share	25,284,258	25,284,700

Diluted earnings per share	$0.08	$0.52

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2019	2018

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$27,659	$115,556
Other Regions (1)	202,065	207,932
Subtotal	229,724	323,488
Other Tobacco Operations (2)	67,191	56,231
Consolidated sales and other operating revenue	$296,915	$379,719

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$890	$8,952
Other Regions (1)	(3,815)	(2,017)
Subtotal	(2,925)	6,935
Other Tobacco Operations (2)	10,479	1,973
Segment operating income	7,554	8,908
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(40)	(539)
Consolidated operating income	$7,514	$8,369

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

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